EXHIBIT 5


                         BRYAN CAVE LLP
                    3500 ONE KANSAS CITY PLACE
                       1200 MAIN STREET
                  KANSAS CITY, MISSOURI 64105-2100
                        (816) 374-3200
                    FACSIMILE: (816) 374-3300






                             February 15, 1996

Sealright Co., Inc.
7101 College Boulevard
Overland Park, Kansas 66210

          Re:  Registration Statement on Form S-8

Ladies/Gentlemen:

          We are writing as your counsel in connection with the above-captioned Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the "Registration Statement") which registers under the Securities Act of 1933, as amended, 500,000 shares of Common Stock of the Company (the "Shares") which may be purchased pursuant to the Sealright Long Term Savings Plan (the "Plan"), including an indeterminate number of interests in the Plan (the "Interests").

          We have examined the Articles of Incorporation and the By-laws of the Company, as amended, the minutes of applicable meetings of the Board of Directors, and other records, together with applicable certificates of public officials and other documents which we have deemed relevant to this opinion. Based upon the foregoing, it is our opinion that:

          1. The Company is duly organized, existing and in good standing under the laws of the State of Delaware.

          2. The Shares and the Interests to which the Registration Statement relates, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

          We hereby consent to the inclusion in the Registration
Statement of our foregoing opinion.
                              Very truly yours,

                              Bryan Cave LLP